                                                                    EXHIBIT d(1)

                               THE MAINSTAY FUNDS
                    AMENDED AND RESTATED MANAGEMENT AGREEMENT

      Amended and Restated Management Agreement, made as of the 1st day of August, 2002 between The MainStay Funds, a Massachusetts business trust (the "Trust"), on behalf of its series as set forth on Schedule A (each, a "Fund," and collectively, the "Funds"), as amended from time to time, and New York Life Investment Management LLC, a Delaware limited liability company (the "Manager").

                              W I T N E S S E T H:

      WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the shares of beneficial interest of the Trust (the "Shares") are divided into separate series, each of which is established pursuant to a written instrument executed by the Trustees of the Trust and the Trustees may from time to time terminate such series or establish and terminate additional series; and

      WHEREAS, the Trust entered into (1) a Management Agreement on October 21, 1997 by and between the Trust and MainStay Management Inc. ("MMI") whereby MMI agreed to provide advisory and related administrative services to certain of the Funds; and (2) a Management Agreement on January 2, 2001 by and between the Trust and New York Life Investment Management LLC ("NYLIM") whereby NYLIM agreed to provide advisory and related administrative services to the Mid Cap Growth and Select 20 Equity Funds (collectively, the "Current Management Agreements"); and

      WHEREAS, the Management Agreement dated October 21, 1997 was amended effective October 1, 1999 to reflect the conversion of MMI from a corporation to a limited liability company under Delaware law and to replace MMI with MainStay Management LLC ("MM LLC"); and

      WHEREAS, pursuant to a Substitution Agreement dated January 2, 2001 by and between MM LLC and NYLIM, NYLIM assumed all the interests, rights and responsibilities of MM LLC under the Management Agreement dated October 21, 1997, as further amended effective October 1, 1999, and agreed to perform all of MM LLC's duties and responsibilities under such Agreement; and

      WHEREAS, on March 10, 2002, the Board approved certain contractual management fee breakpoints; and

      WHEREAS, each Fund desires to retain the Manager to render investment advisory and related administrative services to the Fund, and the Manager is willing to render such services on the terms and conditions hereinafter set forth; and

      WHEREAS, this Agreement amends and restates, in its entirety, the Current Management Agreements in order to combine the Current Management Agreements into a single Amended and Restated Management Agreement to reflect the current parties of the Current Management Agreements, to reflect the contractual management fee breakpoints

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and to make certain other ministerial changes designed to facilitate the administration of this Agreement;

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Appointment. Each Fund hereby appoints New York Life Investment Management LLC to act as manager to the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

      2. Duties as Manager. Subject to the supervision of the Trustees of the Trust, the Manager shall administer each Fund's business affairs and manage the investment operations of each Fund and the composition of the portfolio of each Fund, including the purchase, retention and disposition of securities therein, in accordance with the investment objectives, policies and restrictions of each Fund, as stated in the currently effective Prospectus (as hereinafter defined) and subject to the following understandings:

            (a) The Manager shall (i) furnish each Fund with office facilities;
(ii) be responsible for the financial and accounting records required to be maintained by each Fund (excluding those being maintained by the Fund's Custodian, Transfer Agent and Accounting Services Agent except as to which the Manager has supervisory functions) and other than those being maintained by the Fund's sub-adviser, if any; and (iii) furnish each Fund with ordinary clerical, bookkeeping and recordkeeping services at such office facilities.

            (b) The Manager shall provide supervision of each Fund's investments and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Fund, and what portion of the Fund's assets will be invested or held uninvested as cash.

            (c) The Manager shall use its best judgment in the performance of its duties under this Agreement.

            (d) The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust, By-Laws and Prospectus (each as hereinafter defined) of the Trust and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

            (e) The Manager, and any sub-adviser to whom such authority has been delegated, shall determine the securities to be purchased or sold by each Fund and will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities Inc.) in conformity with the policy with respect to brokerage as set forth in the Trust's Registration Statement and Prospectus (each as hereinafter defined) or as the Trustees may direct from time to time. It is recognized that, in providing a Fund with investment supervision or the placing of orders for portfolio transactions, the Manager or any sub-adviser will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager or any sub-adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager or any sub-adviser may be a


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party. It is understood that none of the Funds, the Trust nor the Manager or any sub-adviser has adopted a formula for allocation of a Fund's investment transaction business. It is also understood that it is desirable for each Fund that the Manager or any sub-adviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager or any sub-adviser is authorized to place orders for the purchase and sale of securities for a Fund with such certain brokers, subject to review by the Trust's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager or any sub-adviser in connection with its services to other clients.

      On occasions when the Manager or any sub-adviser deems the purchase or sale of a security to be in the best interest of a Fund as well as other clients, the Manager or any sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Manager or any sub-adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to that Fund and to such other clients.

            (f) The Manager shall maintain all books and records with respect to each Fund's securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the Rules thereunder and shall render to the Trust's Trustees such periodic and special reports as the Trustees may reasonably request.

            (g) The Manager shall provide the Trust's Custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

            (h) With respect to any or all series of the Trust, including the Funds, the Manager may enter into one or more contracts ("Sub-Advisory or Sub-Administration Contract") with a sub-adviser or sub-administrator in which the Manager delegates to such sub-adviser or sub-administrator any or all its duties specified in this Agreement, provided that each Sub-Advisory or Sub-Administration Contract meets all applicable requirements of the 1940 Act and the rules thereunder.

      3. Manager Personnel. The Manager shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in the capacities in which they are elected or appointed. Services to be furnished by the Manager under this Agreement may be furnished through the medium of any of such directors, officers, or employees.

      4. Books and Records. The Manager shall keep the Funds' books and records required to be maintained by it, pursuant to paragraph 2 hereof. The Manager agrees that all records which it maintains for a Fund are the property of such Fund, and it will surrender


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promptly to the Fund any of such records upon the Fund's request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 as promulgated by the Securities and Exchange Commission (the "Commission") under the 1940 Act any such records as are required to be maintained by the Manager pursuant to paragraph 2 hereof.

      5. Services Not Exclusive. The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

      6. Documents. The Trust has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

            (a) Declaration of Trust of the Trust, filed with the Secretary of The Commonwealth of Massachusetts (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called the "Declaration of Trust");

            (b) By-Laws of the Trust (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

            (c) Certified Resolutions of the Trustees of the Trust authorizing the appointment of the Manager and approving the form of this Agreement;

            (d) Written Instrument to Establish and Designate Separate Series of Shares;

            (e) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the "Registration Statement"), as filed with the Commission, relating to each Fund and each Fund's Shares and all amendments thereto;

            (f) Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and

            (g) Each form of Prospectus and Statement of Additional Information of the Trust (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called collectively the "Prospectus").

      7. Expenses. (a) In connection with the services rendered by the Manager under this Agreement, the Manager will bear all of the following expenses:

                  (i) the salaries and expenses of all personnel of the Trust and the Manager, except the fees and expenses of Trustees who are not interested persons of the Manager or of the Trust; and

                  (ii) all expenses incurred by the Manager in connection with managing the investment operations of each Fund and administering the ordinary course of each Fund's business, other than those assumed by the Funds herein;


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            (b) Each Fund assumes and will pay its expenses, including but not limited to those described below (where any such category applies to more than one series of the Trust, each Fund shall be liable only for its allocable portion of the expenses):

                  (i) the fees and expenses of Trustees who are not interested persons of the Manager or of the Trust.;

                  (ii) the fees and expenses of each Fund's custodian which relate to (A) the custodial function and the recordkeeping connected therewith,
(B) the maintenance of the required accounting records of the Funds not being maintained by the Manager, (C) the pricing of the Funds' Shares, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Trust, and (D) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Funds' Shares;

                  (iii) the fees and expenses of the Trust's transfer and dividend disbursing agent, which may be the custodian, which relate to the maintenance of each shareholder account;

                  (iv) the charges and expenses of legal counsel (including an allocable portion of the cost of maintaining an internal legal and compliance department) and independent accountants for the Trust;

                  (v) brokers' commissions and any issue or transfer taxes chargeable to the Trust in connection with its securities transactions on behalf of the Funds;

                  (vi) all taxes and business fees payable by the Trust or the Funds to federal, state or other governmental agencies;

                  (vii) the fees of any trade association of which the Trust may be a member;

                  (viii) the cost of share certificates representing Fund
Shares;

                  (ix) the fees and expenses involved in registering and maintaining registrations of the Trust and of its Shares with the Commission, registering the Trust as a broker or dealer and qualifying its Shares under state securities laws, including the preparation and printing of the Trust's registration statements and prospectuses for filing under federal and state securities laws for such purposes;

                  (x) allocable communications expenses with respect to investor services and all expenses of shareholders' and Trustees' meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders;

                  (xi) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust's business; and

                  (xii) any expenses assumed by the Funds pursuant to a Plan of Distribution adopted in conformity with Rule 12b-1 under the 1940 Act.


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

      8. Organization Expenses. Each Fund hereby agrees to reimburse the Manager for the organization expenses of, and the expenses incurred in connection with, the initial offering of Shares of that Fund.

      9. Compensation. For the services provided and the facilities furnished pursuant to this Agreement, the Trust will pay to the Manager as full compensation therefor a fee at an annual rate, as set forth opposite each Fund's name on Schedule A, of the average daily net assets of each Fund.

      This fee will be computed daily and will be paid to the Manager monthly. This fee will be chargeable only to the respective Fund, and no other series of the Trust shall be liable for the fee due and payable hereunder. No Fund shall be liable for any expense of any other series of the Trust.

      10. Standard of Care. Subject to the applicable law, the Manager shall not be liable for any error of judgment or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

      11. Duration and Termination. This Agreement shall continue in effect with respect to each Fund for a period of one year from the effective date hereof (except with respect to any series of the Trust added to Schedule A of this Agreement after August 1, 2002, for an initial period of two years from the date that such series is added) and thereafter only so long as such continuance is specifically approved at least annually with respect to that Fund in conformity with the requirements of the 1940 Act and the rules thereunder. Provided, however, that this Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940
Act) of that Fund, or by the Manager at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

      12. Other Business. Nothing in this Agreement shall limit or restrict the right of any of the Manager's directors, officers, or employees who may also be a Trustee, officer, or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Manager's right to engage in any other business or to render services of any kind to any other corporation, trust, firm, individual or association.

      13. Independent Contractor. Except as otherwise provided herein or authorized by the Trustees of the Trust from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent any Fund or the Trust in any way or otherwise be deemed an agent of any Fund or the Trust.

      14. Trust Materials. During the term of this Agreement, the Trust agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of a Fund or to the public, which refer to the Manager in any way, prior to use thereof and not to


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use such material if the Manager reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Trust will continue to furnish to the Manager copies of any of the above-mentioned materials which refer in any way to the Manager. The Trust shall furnish or otherwise make available to the Manager such other information relating to the business affairs of each Fund as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

      15. Amendment. This Agreement may be amended in writing by mutual consent, but the consent of each of the Funds, if required, must be obtained in conformity with the requirements of the 1940 Act and the rules thereunder.

      16. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey 07054; or (2) to the Trust at 51 Madison Avenue, New York, NY 10010.

      17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

      18. Limitation of Liability of the Trust and the Shareholders. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Trust shall be personally liable hereunder. The name "The MainStay Funds" is the designation of the Trust for the time being under the Declaration of Trust and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust, as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against any other series of the Trust.

      19. Use of Name. Each Fund may use any name including the word "MainStay" only for so long as this Agreement or any other agreement between the Manager or any other affiliate of New York Life Insurance Company and the Trust or any extension, renewal or amendment thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager's business as investment adviser. At such time as such an agreement shall no longer be in effect, the respective Fund will (to the extent that it lawfully can) cease to use such name or any other name indicating that it is advised by or otherwise connected with the Manager or any organization which shall have so succeeded to its business.

      20. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. As used in this Agreement, terms shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the Commission, whether of special or general application, such


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provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                    THE MAINSTAY FUNDS, on behalf of each series listed on Schedule A

                                    By: /s/ Stephen C. Roussin
                                       -----------------------------------------
                                    Name:  Stephen C. Roussin
                                    Title: President and Chief Executive Officer


                                    NEW YORK LIFE INVESTMENT MANAGEMENT LLC

                                    By: /s/ Gary E. Wendlandt
                                       ----------------------------------------
                                    Name:  Gary E. Wendlandt
                                    Title: Chairman and Chief Executive Officer

                                   SCHEDULE A
                   (as amended and restated on June 28, 2005)


FUNDS                                                           ANNUAL RATE(1)
Capital Appreciation Fund                                          0.72%(2)

Common Stock Fund*                                                 0.70%(3)
(formerly Growth Opportunities Fund)

Convertible Fund                                                   0.72%(4)

Diversified Income Fund*                                           0.60%(3)
(formerly Strategic Income Fund)

Equity Index Fund                                                  0.25%(5)

Global High Income Fund*                                           0.70%(3)
(formerly Global High Yield Fund)

Government Fund                                                    0.60%(6)

High Yield Corporate Bond Fund                                     0.60%(7)

International Equity Fund                                          0.90%(3), (8)

Large Cap Growth Fund                                              0.80%(9)

MAP Fund                                                           0.75%(10)

Mid Cap Growth Fund                                                0.75%(3)

Mid Cap Value Fund*                                                0.70%(3)
(formerly Equity Income Fund)

Money Market Fund                                                  0.50%(11)

Small Cap Growth Fund                                              1.00%(10)

Small Cap Value Fund                                               0.85%(10), (12)

Tax Free Bond Fund                                                 0.60%(10)

Total Return Fund                                                  0.64%(13)

Value Fund                                                         0.72%(14)

* Name changes effective January 1, 2004.

(1)  of each Fund's average daily net assets.

(2) contractual fee breakpoints as follows: 0.72% on assets up to $200 million; 0.65% on assets from $200 million up to $500 million; and 0.50% on assets in excess of $500 million.

(3) The Board of Trustees approved a 0.05% contractual fee reduction on assets in excess of $500 million for each of these 7 funds, effective August 1, 2004.

(4) contractual fee breakpoints as follows: 0.72% on assets up to $500 million, 0.67% on assets from $500 million up to $1.0 billion; and 0.62% on assets in excess of $1.0 billion

(5) At a meeting held on June 14, 2005, the Board of Trustees approved contractual fee breakpoints effective August 1, 2005 as follows: 0.25% on assets up to $1.0 billion, 0.225% on assets from $1.0 billion up to $3.0 billion; and 0.20% on assets in excess of $3.0 billion

(6) contractual fee breakpoints as follows: 0.60% on assets up to $1 billion; and 0.55% on assets in excess of $1 billion.

(7) contractual fee breakpoints as follows: 0.60% on assets up to $500 million; and 0.55% on assets in excess of $500 million.

(8) Effective January 1, 2004, the management fee payable by the Fund was reduced to 0.90% of the Fund's average daily net assets.

(9) contractual fee breakpoints as follows: 0.80% on assets up to $250 million; 0.75% on assets from $250 million up to $500 million; 0.725% on assets from $500 million up to $750 million; 0.70% on assets from $750 million up to $2 billion; 0.65% on assets from $2 billion up to $3 billion; and 0.60% on assets in excess of $3 billion.

(10) At a meeting held on June 10, 2003, the Board of Trustees approved a 0.05% contractual fee reduction on assets in excess of $1.0 billion for each of these 4 funds, effective immediately.

(11) contractual fee breakpoints as follows: 0.50% on assets up to $300 million; 0.45% on assets from $300 million up to $700 million; 0.40% on assets from $700 million up to $1 billion; and 0.35% on assets in excess of $1 billion.

(12) Effective July 1, 2004, the management fee payable by the Fund was contractually reduced from 1.00% to 0.85% of the Fund's average daily net assets (in connection with the approval of a new sub-advisory agreement with MacKay Shields LLC).

(13) contractual fee breakpoints as follows: 0.64% on assets up to $500 million; and 0.60% on assets in excess of $500 million.

(14) contractual fee breakpoints as follows: 0.72% on assets up to $200 million; 0.65% on assets from $200 million up to $500 million; and 0.50% on assets in excess of $500 million.